EXHIBIT 99.1

[inTEST News Release Letterhead]

inTEST REPORTS SECOND QUARTER 2005 RESULTS

CHERRY HILL, NJ, July 27, 2005 - inTEST Corporation (Nasdaq: INTT), an independent designer, manufacturer and marketer of semiconductor automatic test equipment (ATE) interface solutions and temperature management products, today announced results for the quarter ended June 30, 2005.

Net revenues for the quarter ended June 30, 2005 were $12.2 million, an increase of 14% from the $10.7 million reported for the first quarter of 2005. The net loss for the second quarter of 2005 was $1.8 million or ($0.21) per diluted share, compared to a net loss of $2.4 million or ($0.28) per diluted share for the first quarter of 2005. Results for the second quarter of 2005 include restructuring costs of approximately $320,000 or $0.04 per diluted share related to inTEST's previously announced closure of its UK manufacturing operation compared to $100,000 or $0.01 per diluted share for the quarter ended March 31, 2005.

Robert E. Matthiessen, President and Chief Executive Officer of inTEST commented, "Our results for the quarter were in line with our previous guidance. During the last six months, we have significantly restructured our cost base, while prudently growing our business and we expect to begin to realize the benefits of these actions during the third quarter of 2005. We believe inTEST is now positioned to deliver stronger results during the majority of our industry's business cycle and is better prepared for down cycles. We are generally optimistic about our results going forward and expect moderate growth over the next quarter. Our bookings increased to $12.2 million in the second quarter of 2005, up 7% from $11.4 million in the first quarter of 2005."

Hugh T. Regan, Jr., Treasurer and Chief Financial Officer of inTEST said, "Our organizational changes have progressed as planned during this quarter and we successfully closed our UK facility. In an effort to continue our strong customer support in this region of the world, we have opened a branch office in the UK which will be staffed by three applications engineers. As previously stated, the impact of our overall restructuring efforts is expected to reduce our operating expense structure by approximately $5.5 million to $6.0 million annually. Based on current customer forecasts, we expect net revenues will be in the range of $13.5 million to $15 million for the quarter ending September 30, 2005, with financial results ranging from a pre-tax loss of $(0.05) to pre-tax earnings of $0.05 per diluted share. This guidance is before any additional costs associated with our continued restructuring efforts."

Investor Conference Call / Webcast Details

inTEST will review second quarter 2005 results and discuss management's expectations for the third quarter of 2005 and current views of the industry today, Wednesday, July 27, 2005 at 9:00 a.m. EDT. The conference call will be available at www.intest.com and by telephone at (201) 689-8261. A replay of the call will be available immediately following the call through midnight EDT on Wednesday, August 3 at www.intest.com and by telephone at (201) 612-7415. The account number to access the replay is 3055 and the confirmation ID number is 157829. A transcript of the conference call will be filed as an exhibit to a Current Report on Form 8-K as soon as practicable after the conference call is completed.

About inTEST Corporation

inTEST Corporation is a leading independent designer, manufacturer and marketer of ATE interface solutions and temperature management products, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers. The Company's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. Specific products include positioner and docking hardware products, temperature management systems and customized interface solutions. The Company has established strong relationships with semiconductor manufacturers globally, which it supports through a network of local offices. For more information visit www.intest.com.

CONTACTS:

Hugh T. Regan, Jr., Treasurer and Chief Financial Officer, inTEST Corporation 856-424-6886, ext 201.
David Pasquale, 646-536-7006, or Abbas Qasim, 646-536-7014
Both of The Ruth Group, www.TheRuthGroup.com

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, generally; changes in the demand for semiconductors, generally; changes in the rates of, and timing of, capital expenditures by semiconductor manufacturers; progress of product development programs; increases in raw material and fabrication costs associated with our products; implementation of additional restructuring initiatives; costs associated with compliance with Sarbanes Oxley and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

(Financials Attached)

SELECTED FINANCIAL DATA
(In thousands, except per share data)

Condensed Consolidated Statements of Operations Data:
	Three Months Ended			Six Months Ended
	6/30/2005	6/30/2004	3/31/2005	6/30/2005	6/30/2004
Net revenues	$12,155	$22,714	$10,685	$22,840	$39,722
Gross margin	4,218	10,416	3,137	7,355	17,627
Operating expenses:
Selling expense	2,406	3,347	2,073	4,479	6,039
Engineering and product development expense	1,532	1,723	1,404	2,936	3,260
General and administrative expense	1,973	2,209	2,005	3,978	4,074
Restructuring and other charges	320	-	100	420	-
Operating income (loss)	(2,013)	3,137	(2,445)	(4,458)	4,254
Other income	101	48	39	140	54
Earnings (loss) before income taxes	(1,912)	3,185	(2,406)	(4,318)	4,308
Income tax expense (benefit)	(119)	680	6	(113)	805
Net earnings (loss)	(1,793)	2,505	(2,412)	(4,205)	3,503

Net earnings (loss) per share - basic	$(0.21)	$0.30	$(0.28)	$(0.48)	$0.42
Weighted average shares outstanding - basic	8,745	8,363	8,722	8,734	8,363

Net earnings (loss) per share - diluted	$(0.21)	$0.29	$(0.28)	$(0.48)	$0.40
Weighted average shares outstanding - diluted	8,745	8,704	8,722	8,734	8,714

Condensed Consolidated Balance Sheets Data:
	As of
	6/30/2005	3/31/2005	12/31/2004
Cash and cash equivalents	$ 5,357	$ 6,283	$ 7,686
Trade accounts and notes receivable, net	7,992	6,918	6,771
Inventories	8,722	8,784	9,401
Total current assets	22,542	23,524	25,430
Net property and equipment	4,597	5,121	4,554
Total assets	29,985	31,668	33,167
Accounts payable	3,063	2,684	2,102
Accrued expenses	4,127	3,969	4,327
Total current liabilities	7,675	7,276	7,002
Noncurrent liabilities	688	765	47
Total stockholders' equity	21,622	23,627	26,118